Exhibit 99.1

—Press Release—

First Eagle Investments Announces Majority Investment from Genstar Capital

Transaction will preserve First Eagle’s independence and investment-led culture while accelerating firm’s ongoing efforts to enhance client solutions through both organic and inorganic growth.

New York, March 3, 2025—First Eagle Investments (“First Eagle”), an independent, privately owned investment management firm, today announced it has signed a definitive agreement under which private equity funds managed by Genstar Capital (“Genstar”)—a leading private equity firm focused on investments in targeted segments of the financial services, software, healthcare and industrials industries—will make a majority investment in the company.

With investment capabilities that include equity, fixed income, alternative credit and multi-asset strategies, First Eagle focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside mitigation, in its efforts to help clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles. The transaction with Genstar will bolster First Eagle’s current business strategy of investing in its core business while thoughtfully expanding the range of high-quality, differentiated investment solutions it is able to offer clients worldwide. First Eagle’s leadership and investment teams will remain intact, with each investment team maintaining its philosophical autonomy.

“Serving clients is our primary purpose at First Eagle and drives our commitment to providing superb investment products and exceptional client service. The transaction with Genstar preserves our client-centric ethos and operating independence while providing fresh capital to enhance our value to clients,” said Mehdi Mahmud, President and Chief Executive Officer of First Eagle. “Combined with First Eagle’s reputation as a preferred destination for top talent, Genstar’s partnership will accelerate the pace at which we expand our investment capabilities and client reach, both organically and through acquisitions. We are thrilled with the opportunities ahead.”

“First Eagle has demonstrated a track record of innovation and evolution over its long and impressive history, and we are excited to partner with Mehdi, the investment teams and the firm’s broader leadership in their next chapter of growth,” said Tony Salewski, Managing Partner of Genstar. “The company’s investment-led culture, market-leading investment solutions and broad distribution capabilities are differentiated among premiere investment managers. We believe these attributes make First Eagle an ideal platform to capitalize on growth trends in the investment management industry, and we look forward to supporting the team on this continued journey.”

Private equity funds controlled by Blackstone and Corsair, as well as certain co-investors, have owned a majority economic interest in First Eagle Holdings, Inc., First Eagle’s parent company, since 2015. The remainder is held by First Eagle’s founding families and the firm’s current and former employees. Upon the closing of the transaction, expected in second half of 2025, private equity funds managed by Genstar will have acquired a majority stake in First Eagle from Blackstone, Corsair and their co-investors.

Kelly Wannop, Managing Director of Blackstone, said, “We thank the First Eagle team for their partnership over the course of our investment in the company, as the business built upon its strong foundation and further diversified. We wish them continued success together with Genstar moving forward.” “

We are pleased with First Eagle’s development over the course of Corsair’s nearly 10-year partnership with Mehdi and the leadership team, and our role in driving the evolution of the business—most notably, diversifying the product base via the acquisition of alternative credit expertise and enhancing distribution, especially in the US wealth channel. We wish First Eagle all the best in their next phase of growth with Genstar,” said D.T. Ignacio Jayanti, Chief Executive Officer of Corsair.

Simpson Thacher & Bartlett LLP and Davis Polk & Wardwell LLP are acting as legal counsel, and Morgan Stanley & Co. LLC is acting as lead financial advisor to First Eagle; BofA Securities, UBS Investment Bank and Jefferies are also acting as financial advisors to First Eagle. Willkie Farr & Gallagher LLP is acting as legal counsel, and Moelis & Company LLC is acting as lead financial advisor to Genstar, with Goldman Sachs & Co. LLC, Barclays and BMO Capital Markets also providing financial advisory support. The transaction’s close is subject to regulatory approvals and other customary closing conditions. The terms of the transaction are not disclosed.

About First Eagle Investments

First Eagle Investments is an independent, privately owned investment management firm headquartered in New York with approximately $144 billion in assets under management as of December 31, 2024. Dedicated to providing prudent stewardship of client assets, the firm focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside mitigation. With a heritage dating back to 1864, First Eagle strives to help clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles. The firm’s investment capabilities include equity, fixed income, alternative credit and multi-asset strategies. For more information, please visit www.firsteagle.com.

About Genstar Capital

Genstar Capital (www.gencap.com) is a leading private equity firm that has been actively investing in high-quality companies for over 30 years. Based in San Francisco, Genstar works in partnership with its management teams and its network of strategic advisors to transform its portfolio companies into industry-leading businesses. Genstar currently has approximately $49 billion of assets under management and targets investments focused on targeted segments of the financial services, software, healthcare, and industrials industries. With the investment from Genstar, First Eagle joins a portfolio of leading platforms within the investment management ecosystem, including ACA Group, Apex Group, Cerity Partners, Cetera Financial Group, Docupace, Mercer Advisors, Numerix, Orion and others.

About Blackstone

Blackstone is the world’s largest alternative asset manager. We seek to deliver compelling returns for institutional and individual investors by strengthening the companies in which we invest. Our more than $1.1 trillion in assets under management include global investment strategies focused on real estate, private equity, infrastructure, life sciences, growth equity, credit, real assets, secondaries and hedge funds. Further information is available at www.blackstone.com.

About Corsair

Corsair is a specialist investment firm offering opportunities for investors and solutions for companies across its private markets Buyouts and Infrastructure businesses. The firm’s buyouts business is a financial services investor focused on making control investments in three verticals: payments, software, and business services. The infrastructure business operates as a strategic partnership with Investcorp as of December 2023. Investcorp Corsair focuses primarily on core plus and value-added opportunities in transportation, logistics and associated infrastructure subsectors, blending operating platforms and deep sectoral expertise with equity sponsorship. Corsair has invested $13.6 billion in capital across buyouts and infrastructure since inception. For more information, please visit www.corsair-capital.com and follow us on LinkedIn.

Media Contacts

First Eagle Investments

Pholida Barclay

212-698-3208

pholida.barclay@firsteagle.com

Genstar Capital

FGS Global

GenstarCapital@fgsglobal.com

Blackstone

Matt Anderson

518-248-7310

Matthew.Anderson@blackstone.com

Corsair

Prosek Partners

Trevor Gibbons/Ryan Smith

pro-corsair@prosek.com